EXHIBIT 10.1

Assets Repay Debt Agreement

The Debtor:  Yangling Daiying Biotech & Pharmaceutical Group Co., Ltd.
The Creditor: Xi`an Jinhao Sci-tech Investment Management Co., Ltd. (originally named Xi`an Jinyou Sci-tech Investment Management Co., Ltd.)

Whereas:
The Creditor, Xi`an Jinhao Sci-tech Investment Management Co., Ltd. (originally named Xi`an Jinyou Sci-tech Investment Management Co., Ltd.) is a company registered in Xi`an, China, and is one of the stockholders of the Debtor, Yangling Daiying Biotech & Pharmaceutical Group Co., Ltd. The Creditor has loaned money to the Debtor as liquid capital many times over the years to support the development of the Debtor. The debt size is Nineteen Million Seven Hundred Ten Thousand Two Hundred Thirty Four Point Nineteen Chinese Yuans, 19,710,234.19 (including interests) by Sep 30, 2007.

In order to reduce the Debtor’s debt and the interest burden, both parties have reached an agreement that the Debtor uses two house properties to pay part of the debt owed to the Creditor. One property is Room 1-2-2901 of Granghuayuan, Dongli`er, Xibahe, Chaoyang District, Beijing City and the other is Room A10-11301 of Jiezuo Mansion, Maple New City, Hi-tech Industrial Development Zone, Xi`an City. The two parties have agreed on following items in consideration of the repayment:
1.	Details of the two house properties:
Location	Original Value	Depreciation	Net Value	Mortgage Loan	Loan Amortized (principal + interest)	Loan Balance
Room A10-11301, Jiezuo Mansion, Maple New City, Hi-tech Industrial Development Zone, Xi`an City	1,782,663	259,305.45	1,523,357.55	1,060,000	696,420	363,580
Room 1-2-2901, Granghuayuan, Dongli`er, Xibahe, Chaoyang District, Beijing City	1,248,044	187,726.63	1,060,317.37	990,000	266,330	723,670
Total	3,030,707	447,032.08	2,583,674.92	2,050,000	962,750	1,087,250

2.	Debt repayment amount:
After friendly discussion, both parties have agreed that the debt repayment amount is the original value of the two house properties 3,030,707 minus loan balance 1,087,250, that is, One Million Nine Hundred Forty Three Thousand Four Hundred Fifty Seven Chinese Yuans (1,943,457).
3.
The ownership and income of the above mentioned two house properties shall belong to the Creditor since Oct 1, 2007. The Creditor shall be responsible for the unpaid bank mortgage loan of the two house properties, and the Debtor shall no longer be liable for that loan repayment.

4.	The Creditor must cooperate with the Debtor to do the property transfer and the bank mortgage loan transfer. The Creditor shall be responsible for the fees incurred in the course of these transfers.
5.	Other:
(1)	Any issue that is not covered in this agreement shall be discussed by both parties and then sign an addendum to this agreement.
(2)	Any argument incurred from the execution of this agreement shall be discussed and solved by both parties.
(3)	This agreement is in triplicate, each party holds one copy and the third copy is for procedural documentation.

Signatures:

The Debtor:  Yangling Daiying Biotech & Pharmaceutical Group Co., Ltd.

Authorized person signs here:

/s/ Wenxia GUO

The Creditor: Xi`an Jinhao Sci-tech Investment Management Co., Ltd. (originally named Xi`an Jinyou Sci-tech Investment Management Co., Ltd.)

Authorized person signs here:

/s/ Qiang LI

Date: Sep 30, 2007